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                                                Filed Pursuant To Rule 424(b)(3)
                                            Registration Statement No. 333-45281

PROSPECTUS

                                1,000,000 SHARES

                             MCN ENERGY GROUP INC.
              DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
                          COMMON STOCK, $.01 PAR VALUE

    MCN Energy Group Inc. (the "Company" or "MCN") is amending and restating in its entirety the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan has been renamed the MCN Energy Group Inc. Direct Stock Purchase and Dividend Reinvestment Plan effective March 1, 1998. The Plan provides investors with a convenient and economical way to purchase shares of Company Common Stock, par value $.01 per share ("MCN Common Stock"), and to reinvest cash dividends.

    Shareholders of record who are currently Plan Participants ("Participants") will remain enrolled in the Plan unless such shareholder instructs the Plan Administrator in writing to close the account or to alter the conditions of participation. Investors who are not already shareholders may become Participants in the Plan by calling 1-800-955-4793 or by completing and returning an authorization form to the Agent. Investors who are not already shareholders must make an initial cash investment of at least $250, or authorize a minimum of ten (10) automatic monthly withdrawals of at least $25.

    Participants in the Plan may:

    - Invest by making additional voluntary cash payments at any time for at least $25 up to a total of $150,000 per calendar year. Voluntary cash payments will be invested by the Agent as often as practicable, but at least weekly.

    - Make automatic monthly investments by electronic funds transfer.

    - Automatically reinvest cash dividends on all or a portion of the shares registered in their names and continue to receive cash dividends on the remaining shares.

    - Receive cash dividends on all shares, including those held in the Plan.

    - Establish an Individual Retirement Account ("IRA") which invests in MCN Common Stock through the Plan. Available alternatives are the Traditional IRA, Roth IRA and Education IRA.

    - Deposit shares for safekeeping with First Chicago Trust Company of New York (the "Agent").

    - Transfer shares or make gifts of MCN Common Stock.

    The Plan provides MCN the option to sell newly issued MCN Common Stock or MCN Common Stock reacquired and held for future issuance, or to have its Agent purchase MCN Common Stock in the open market. The purchase price of MCN Common Stock, if MCN is selling newly issued shares or MCN Common Stock reacquired and held for future issuance, will be the average of the highest and lowest per share trading price of the MCN Common Stock on the New York Stock Exchange (Consolidated Tape Transactions) on the issuance date of the MCN Common Stock. MCN will receive the proceeds of the sale of newly issued MCN Common Stock. The purchase price of the MCN Common Stock purchased by MCN's agent in the open market, with the proceeds of each cash dividend and/or any optional cash payments then available for investment, will be the average of the prices paid for such MCN Common Stock.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The date of this Prospectus is February 9, 1998.
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                             AVAILABLE INFORMATION

  MCN is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning MCN can be inspected and copied at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information may also be inspected at the offices of the NYSE, on which MCN Common Stock is traded, at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by MCN (File No. 1-10070) with the SEC pursuant to the 1934 Act are incorporated by reference herein and made a part hereof:

  1. Annual Report on Form 10-K for the year ended December 31, 1996.

  2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997; June 30, 1997; and September 30, 1997.

  3. Current Reports on Form 8-K dated January 14, 1997; March 19, 1997; June 24, 1997; and July 23, 1997.

  4. The description of MCN's Common Stock as contained in its Form 8-B dated September 29, 1988.

  5. The description of MCN's Preferred Share Purchase Rights contained in its Form 8-A's dated December 28, 1989 and July 28, 1997.

  All documents filed by MCN pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement and to be a part hereof from the date of filing of such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this

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Prospectus to the extent that a statement contained in this Prospectus or in any
Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or in any Prospectus Supplement.

  MCN undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to: Investor Relations, MCN Energy Group Inc., 500 Griswold Street, Detroit, Michigan 48226; telephone 1-800-548-4655.

                                  THE COMPANY

GENERAL

  MCN is a diversified energy holding company headquartered in Detroit, Michigan with approximately $4 billion in assets at December 31, 1997. For the twelve months ended December 31, 1997, MCN had revenues of $2.2 billion and earned net income from continuing operations of $142 million. At December 31, 1997, MCN and its subsidiaries had 3,113 employees.

  With gas markets and investments primarily in the United States, as well as in other countries of the world, the Company operates through two major business groups, Diversified Energy and Gas Distribution. The Diversified Energy group, operating through MCN Investment Corporation ("MCNIC"), is involved in oil and gas exploration and production, natural gas gathering, processing, transmission and storage, energy marketing, electric power generation and distribution and other energy related businesses. The Gas Distribution group consists principally of Michigan Consolidated Gas Company ("MichCon"), a natural gas distribution and transmission company serving approximately 1.2 million customers in more than 500 communities throughout Michigan.

DIVERSIFIED ENERGY

  The Diversified Energy group is involved in the following businesses:

  Exploration & Production ("E&P"): Engaged in natural gas and oil exploration, development and production with 1.3 trillion cubic feet equivalent of proved gas and oil reserves at December 31, 1997, in the Midwest/Appalachia, Midcontinent/Gulf Coast and Western regions.

  Pipelines & Processing: Owns interests in gathering, processing and gas pipeline facilities near areas of rapid gas reserve development and growing consumer markets.

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  Energy Marketing and Storage: Engaged in non-regulated energy marketing activities with total gas sales and exchange delivery markets during the twelve months ended December 31, 1997, of 358.8 billion cubic feet ("Bcf"). Holds interests in natural gas storage facilities.

  Power Generation: Consists of investments in electric generation and distribution facilities with a combined generating capacity of approximately 500 net megawatts. Investments within India and other developing countries with rapidly expanding electric power generation, transmission and distribution needs are gaining significant prominence.

  The Diversified Energy group's operating revenues for the twelve months ended December 31, 1997, totaled $951.3 million, while operating and joint venture income was $112.7 million.

GAS DISTRIBUTION

  Gas Distribution consists principally of MichCon, a natural gas distribution and intrastate transmission company serving approximately 1.2 million customers in more than 500 communities throughout Michigan. The Gas Distribution group's operating revenues for the twelve months ended December 31, 1997, totaled $1.3 billion. Gas sales and transportation deliveries totaled 940.7 Bcf.

  The mailing, address of MCN's principal executive office is 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 256-5500.

                           FORWARD-LOOKING STATEMENTS

  Statements contained in or incorporated by reference into this Prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) increased competition from other energy suppliers as well as alternative forms of energy; (iii) the capital intensive nature of the Company's business; (iv) economic climate and growth in the geographic areas in which the Company does business; (v) the uncertainty of gas and oil reserve estimates;
(vi) the timing and extent of changes in commodity prices for natural gas, electricity and crude oil; (vii) the nature, availability and projected profitability of potential projects and other investments available to the Company; (viii) conditions of capital markets and equity markets; (ix) changes in the economic and political climate and currencies of foreign countries where the Company has invested or may invest in the future and (x) the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates. See "Incorporation of Certain Documents by Reference" in this Prospectus.

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DESCRIPTION OF THE PLAN

PURPOSE AND BENEFITS

 1. WHAT IS THE PURPOSE OF THE PLAN?

    The Plan provides Participants with a convenient and economical way to purchase shares of MCN Common Stock and to reinvest all or a portion of their cash dividends in additional shares of MCN Common Stock. All MCN Common Stock purchases under the Plan may be made, at the Company's option, from authorized but unissued MCN Common Stock, from shares reacquired and held for future issuance, in open market purchases of MCN Common Stock, or any combination of these. To the extent such shares of MCN Common Stock are purchased from the Company, the Company will receive additional funds needed for the repayment of debt, for additional equity investments in the Company's subsidiaries and for general corporate purposes.

 2. WHAT ARE SOME OF THE KEY FEATURES OF THE PLAN?

    Shareholders of record who are currently Participants in the Plan will remain enrolled unless such shareholder instructs the Plan Administrator in writing to close the account or to alter the conditions of participation.

    Investors who are not shareholders may enroll in the Plan by making an initial cash investment of at least $250, or by authorizing a minimum of 10 automatic monthly withdrawals of at least $25. In either case, a one-time initial service fee of $10 will be deducted.

    Employees not already in the Plan may enroll by making an initial cash investment of at least $250, or by authorizing a minimum of 10 automatic monthly withdrawals of at least $25 from a predesignated checking, savings or money market account. Employees can also enroll by authorizing a payroll deduction of at least $25 per month from the first pay of the month for at least 10 months. In any case, an initial service fee of $10 will be deducted.

    No brokerage commission or other service charges are paid by Participants in connection with purchases under the Plan. A $10 fee and brokerage fees will be charged when selling shares from the Plan.

    Participants may reinvest all or a portion of their cash dividends in MCN Common Stock on a quarterly Dividend Payment Reinvestment Date. The Dividend Payment Reinvestment Date shall mean each quarterly date on which dividends are paid on MCN Common Stock as authorized by MCN's Board of Directors.

    Full reinvestment of dividends on a quarterly Dividend Reinvestment Payment Date is automatic for all shareholders owning less than 100 shares, unless the shareholder elects to receive a

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    dividend check. Shareholders owning less than 100 shares and with dividend reinvestment activity only will not receive quarterly statements but will receive an annual statement of account.

    Automatic reinvestment of cash dividends is handled entirely by MCN and its agent.

    Participants may receive cash dividends electronically or by check on shares of MCN Common Stock, including those held in the Plan.

    Participants may purchase additional shares of MCN Common Stock as often as weekly on a Voluntary Cash Investment Date by making voluntary cash payments of not less than $25 for a single investment up to a maximum of $150,000 per calendar year. Voluntary investments may be made by check, wire transfer, money order, or automated deduction from a predesignated checking, savings or money market account. A Voluntary Cash Investment Date shall mean every Friday, unless such Friday is a holiday, in which case the Voluntary Cash Investment Date will be the next business day; but in any event, such investments will be invested not later than five business days after they are received by the Agent.

    Participants may establish an IRA which invests in MCN Common Stock through the Plan. IRA options are the Traditional IRA, Roth IRA and Education IRA.

    Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to the Participant's account.

    The Plan offers a share "safekeeping" service whereby Participants may deposit their MCN Common Stock certificates with the Agent and have their ownership of such MCN Common Stock maintained on the Agent's records as part of their Plan account.

    Participants may make transfers or gifts of MCN Common Stock at any time and at no charge to the Participant. When Participants transfer or give shares to another person, an account will be opened for the recipient and the recipient will enjoy full plan benefits.

    Transaction advices are mailed after voluntary cash payments or sales. Statements are mailed to you quarterly if you own 100 or more shares and you reinvest your cash dividends. Annual statements are mailed to all Plan Participants and include a Form 1099-DIV.

    Participation in the Plan is strictly voluntary; eligible Participants may join or terminate the Plan at any time.

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ADMINISTRATION

 3. WHO ADMINISTERS THE PLAN?

    MCN has designated and appointed First Chicago Trust Company of New York as Agent and Plan Administrator. The Agent administers the Plan for Participants, keeps records, sends statements of account to Participants and performs other duties relating to the Plan.

    By enrolling in the Plan, Participants will appoint the Agent to act as their agent to receive dividends and optional cash payments and to apply such amounts to the Agent's purchase of MCN Common Stock from MCN or in the open market in accordance with provisions of the Plan.

    The Agent will receive all funds on behalf of a Participant for the purchase of MCN Common Stock. These funds represent cash dividends (both on MCN Common Stock held in the name of the Participant and designated for reinvestment and on any full or fractional MCN Common Stock held under the Plan for which authorization has been received) and optional cash payments received by the Agent from Participants. Unless otherwise authorized or directed by the officers of MCN, the Agent may make purchases from MCN, on any securities exchange where MCN Common Stock is traded, in the over-the-counter market or in negotiated transactions. MCN Common Stock held for the accounts of Participants is registered in the name of the Agent's nominee.

    All inquiries, notices, requests and other communication by Participants concerning the Plan (except as specifically indicated below) should be sent to the Agent at:

                       First Chicago Trust Company of New York
                       P.O. Box 2598
                       Attn: Shareholder Relations
                       Jersey City, NJ 07303-2598
                       Telephone: 1-800-344-9713

    MCN reserves the right to assume the administration of the Plan at any time and without prior notice to Participants. In the event the Agent should resign or otherwise cease to act as Plan Administrator, MCN will make such other arrangements as it deems appropriate for the administration of the Plan and the custody of the MCN Common Stock purchased under the Plan.

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PARTICIPATION

 4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

    Any person or entity, whether or not an MCN Common Stock shareholder of record, is eligible to participate in the Plan, provided that (i) the person or entity fulfills the prerequisites for participation described below under "Enrollment Procedures" and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate laws applicable to the Company, the Plan or the Participant.

    Beneficial owners of MCN Common Stock are owners whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee). In order to participate in the Plan, such beneficial owners must become shareholders of record by having shares transferred into their own names. Beneficial owners may direct their broker/dealers to register all or any number of whole shares through the Direct Registration System by conducting a withdraw by transfer DRS statement transaction for the number of shares to be transferred. Please contact the Agent at 1-800-344-9713 for more specific information.

ENROLLMENT PROCEDURES

 5. HOW MAY A PERSON JOIN THE PLAN?

    SHAREHOLDERS OF RECORD:
    Shareholders of record who are currently Participants in the Plan will remain enrolled pursuant to the terms of this Prospectus unless such shareholder instructs the Plan Administrator in writing to close the account or to alter the conditions of participation. Other shareholders of record may become Participants in the Plan by sending a completed Enrollment Authorization Form to the Administrator. THE ONE-TIME INITIAL SERVICE FEE OF $10 DOES NOT APPLY TO SHAREHOLDERS OF RECORD.

    NEW INVESTORS:
    After receiving a copy of this Prospectus, investors may apply for enrollment in the Plan by completing all required sections of the Initial Investment Form and sending it to the Agent. An Initial Investment Form is available by calling the Agent at 1-800-955-4793. The Initial Investment Form must be accompanied by either an Authorization Form for Automatic Deductions of at least $25 per month for a minimum of 10 months, or an initial cash payment in the form of a check or money order made payable (in U.S. dollars) to First Chicago-MCN. The minimum amount for an initial cash investment is $250 and the amount cannot exceed $150,000 in a calendar year. A $10 one-time initial service fee will be deducted from the initial investment payment. Do not

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    send cash or third party checks. NO INTEREST WILL BE PAID ON INVESTMENT
    AMOUNTS HELD BY THE AGENT PENDING THE PURCHASE OF SHARES.

    If the Plan account will be in more than one name, all potential Participants must sign the Initial Investment Form. The Agent reserves the right to limit or combine Plan accounts with identical taxpayer identification numbers and legal registrations.

    EMPLOYEES:
    Full or part-time employees of the Company or any of its subsidiaries may apply for enrollment in the Plan by returning a completed Employee Enrollment Form which is available from Investor Relations at 1-800-548-4655. Employees may purchase shares through the Payroll Deduction election. See also "Employee Participation", Questions 27.-30. of this Prospectus.

    ALL PARTICIPANTS - ENROLLMENT AUTHORIZATION FORM:
    Three options are shown on the Enrollment Authorization Form. The Participant must place an "X" in the appropriate box to indicate the investment option. The options are (1) full reinvestment of dividends, which is automatic for all shareholders owning less than 100 shares, unless the shareholder elects to receive a dividend check, (2) partial reinvestment of dividends (whereby the number of shares to receive cash dividends is indicated, and the dividends on all remaining shares are reinvested), and
    (3) voluntary cash payments only (no reinvested dividends). Under each of these options, the Participant may make voluntary cash payments at any time. The Participant may change reinvestment levels from time to time by submitting a revised Enrollment Authorization Form to the Agent.

 6. WHEN MAY A PERSON JOIN THE PLAN?

    A person may join the Plan at any time by submitting an Enrollment Authorization Form in the manner described under Question 5 above.

REINVESTMENT OF DIVIDENDS

 7. WHAT ARE THE OPTIONS AVAILABLE REGARDING REINVESTMENT OF DIVIDENDS?

    Participants may elect full reinvestment, or partial reinvestment and partial cash payment of dividends by completing the Enrollment Authorization Form as described in Question 6 above. If the Participant chooses partial reinvestment, the Participant must designate on the Enrollment Authorization Form the number of whole shares on which to receive cash dividends. The cash dividends paid on all of the Participant's other shares in the Plan will be reinvested in additional shares of MCN Common Stock.

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    If a Participant elects full reinvestment, cash dividends paid on all MCN
    Common Stock registered in the Participant's name and/or held in the Participant's Plan account will be reinvested in additional shares of MCN Common Stock on the dividend payment date (Dividend Payment Reinvestment
    Date). The cash dividends will be sent to the Participant by check in the usual manner or directly deposited, if the Participant has elected the direct deposit option (see "Direct Deposit of Dividends Not Reinvested" below).

    Shareholders of record holding 100 SHARES OR MORE and reinvesting their dividends will receive a detailed statement every quarter. Shareholders of record holding FEWER THAN 100 SHARES will automatically have their dividends reinvested in shares (unless they affirmatively elect to receive cash dividends) and will only receive a detailed statement annually. Regardless of the number of whole shares owned, shareholders can enjoy automatic dividend reinvestment at no cost and can verify their account balance, change their dividend election or request a statement at any time.

    Direct Deposit of Dividends Not Reinvested. Through the Plan's direct deposit feature, Participants may elect to have any cash dividends not reinvested in additional shares of MCN Common Stock paid by electronic funds transfer to the Participant's predesignated bank account. To receive such dividends by direct deposit, Participants must first complete and sign the Direct Deposit Authorization Form and return the form to the Agent. This form is NOT part of the Enrollment Authorization Form and must be specifically requested from the Agent at 1-800-344-9713.

    Forms will be processed and will become effective promptly. Participants may change the designated account for direct deposit or discontinue this feature by written instruction to the Agent. If the Participant transfers shares or otherwise establishes a new account, a new Direct Deposit Authorization Form must be completed. If the Participant closes or changes a bank account number, a new Direct Deposit Authorization Form must be completed.

 8. HOW DOES A PARTICIPANT CHANGE INVESTMENT OPTIONS UNDER THE PLAN?

    A Participant may change his or her investment option at any time by signing a new Authorization Form or by calling the Agent at 1-800-344-9713. The Agent must receive the notification before the dividend record date. Authorization Forms may be obtained by contacting the Agent by telephone or at the address listed in the answer to Question 3. of this Prospectus.

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INITIAL INVESTMENTS AND VOLUNTARY CASH PAYMENTS

 9. HOW DOES A PARTICIPANT PAY FOR SHARES UNDER THE PLAN?

    Participants may make investments by personal check, money order, or automatic deduction from a predesignated account. Voluntary cash payments require a minimum of $25 and may not exceed $150,000 per calendar year. There is no obligation to make a voluntary cash payment at any time, and the amount of such payments may vary.

INVESTMENT DATES FOR INITIAL INVESTMENTS AND VOLUNTARY CASH PAYMENTS

10. WHEN DOES THE AGENT PURCHASE SHARES FOR INITIAL INVESTMENTS AND VOLUNTARY CASH PAYMENTS?

    Initial investments and voluntary cash payments received by the Agent will be invested once a week on the Voluntary Cash Investment Date. In order to be entitled to the next dividend to be paid, initial investments and voluntary cash payments must be invested by the Voluntary Cash Investment Date which immediately precedes the ex-dividend date for such dividend. The ex-dividend date is currently three business days prior to, and including, the record date. The record dates historically have been on or about February 11, May 11, August 11 and November 11.

    NO INTEREST WILL BE PAID ON AMOUNTS HELD BY THE AGENT PENDING INVESTMENT.

    Upon a Participant's written or telephone request received by the Agent no later than two business days prior to the Voluntary Cash Investment Date, a cash payment not already invested under the Plan will be canceled or returned to the Participant, as appropriate. However, no refund of a check or money order will be made until the funds have been actually received and collected by the Agent. Accordingly, such refunds may be delayed.

PAYMENT METHODS

11. WHAT ARE THE PAYMENT METHODS AVAILABLE FOR PURCHASING SHARES UNDER THE PLAN?

    Check or Money Order. Voluntary cash payments may be made by check or money order payable in U.S. dollars to "First Chicago-MCN." Voluntary cash payments must be sent to the Agent together with the Transaction Form attached to each quarterly account statement or the transaction advice sent to Participants or with a letter indicating the account number and Company Code (4769). Participants should also indicate the Plan account number on their check or money order. Additional Transaction Forms are available upon request from the Agent at 1-800-344-9713.

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    For initial cash investments, see "Enrollment Procedures -- New Investors"
    under Question 5. of this Prospectus.

    Automatic Deduction from an Account. Participants may make automatic investments of a specified amount (up to $150,000 per calendar year) through an Automated Clearing House (ACH) withdrawal from a predesignated account at a U.S. bank or financial institution. To initiate automatic deductions, the Participant must complete and sign an Authorization Form for Automatic Deductions and return it to the Agent together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable; however, Participants should allow four to six weeks for their first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from the Participant's account on either the 1st or 15th of each month, or both (as chosen by the Participant), or the next business day if either the 1st or the 15th is not a business day, and will normally be invested on the next Voluntary Cash Investment Date.

12. CAN A PARTICIPANT CHANGE PAYMENT METHODS UNDER THE PLAN?

    Participants may change or terminate automatic deductions by completing and submitting to the Agent a new Authorization Form for Automatic Deductions or by calling the Agent at 1-800-344-9713. When a Participant transfers shares or otherwise establishes a new account, an Authorization Form must be completed unique to that account. If the Participant closes or changes a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular Voluntary Cash Investment Date, however, the new Authorization Form for Automatic Deductions must be received by the Agent at least six business days preceding the date the funds will be withdrawn.

PURCHASE PRICE

13. HOW IS THE PURCHASE PRICE OF MCN COMMON STOCK CALCULATED?

    The purchase price of shares of MCN Common Stock purchased by the Agent directly from the Company will be the average of the highest and lowest per share trading price of MCN Common Stock (as published in The Wall Street Journal report of New York Stock Exchange -- Composite Transactions) on the Investment Date, i.e., Voluntary Cash Investment Date or Dividend Payment Reinvestment Date.

    The purchase price of MCN Common Stock purchased by the Agent on the open market will be the average price, excluding brokers' commissions, paid by the Agent for all such shares purchased on the open market with respect to the Investment Date.

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

    If shares are purchased for the Plan on the open market, the Agent may, at its sole discretion, begin purchasing shares no earlier than three business days prior to any Investment Date and complete purchasing shares no later than 30 days after such date except where beginning at an earlier date is permissible, or where completion at a later date is necessary or advisable, under applicable federal regulatory and securities laws. The Agent will use its best efforts to cause all funds received by it to be applied to the purchase of shares within the above discussed time period. If such shares are purchased directly from the Company, such purchase shall take place on the Investment Date.

    If both open market purchases and purchases directly from the Company are made with respect to any Investment Date, the price of the shares purchased will be the weighted average of both such prices.

    The amount of the investment divided by the price per share will determine the number of shares credited to the Participant's account. All fractional shares are rounded to three decimal places.

COST TO PARTICIPANTS

14. WHAT COSTS DO PARTICIPANTS PAY?

    An one-time initial service fee of $10 will be charged to all Participants new to the Plan. There is no investment fee for subsequent transactions. Brokerage commissions for shares purchased on the open market will be paid by the Company. These commissions will be considered as additional income to Participants for tax purposes and will be reported on year-end tax statements. There are no brokerage fees for shares purchased directly from the Company. Purchases through ACH will have a per transaction fee of $1. A Participant will also pay a service fee and brokerage commissions, $10 and approximately 12 cents a share, respectively, on shares that are sold through the Plan at the Participant's request.

INDIVIDUAL RETIREMENT ACCOUNT

15. CAN A PARTICIPANT ESTABLISH AN IRA THROUGH THE PLAN?

    Yes. The Taxpayer Relief Act of 1997 has expanded the options available for retirement savings, and you may establish an IRA which invests in MCN Common Stock through the Plan by either (i) returning a completed IRA Enrollment Form and making an initial investment to the IRA of at least $250 or (ii) transferring funds having a fair market value of $250 on the enrollment date, from an existing IRA account, and by completing an IRA Enrollment Form and an IRA Transfer Form. These forms and a disclosure statement are available from the Agent. Please refer to the IRA Enrollment Form for details regarding any annual fee that will be charged to the Individual by the Agent.

16. WHAT ARE THE IRA OPTIONS AVAILABLE?

    There are three IRA options available:

    TRADITIONAL IRA -- Traditional IRA contributions are allowed for individuals under age 70 1/2 who have taxable compensation. Tax-deductible contributions are subject to new adjusted gross income (AGI) phase-out levels, while nondeductible contributions are allowed regardless of income level. Maximum individual contribution is $2,000 annually, with tax-deferred growth of investment. Beginning in 1998, penalty-free withdrawals can be made to help pay for first home purchases or higher education expenses. (Maximum annual contribution between Traditional and Roth IRA is $2,000.)

    ROTH IRA -- Effective for the 1998 tax year contributions are allowed for individuals of any age with (AGI) below $160,000 (for those filing joint returns) or $110,000 (for those filing single returns), but allowed contributions begin to phase out at an AGI of $150,000 (for those filing joint returns) and $95,000 (for those filing single returns). Maximum individual contribution is $2,000 annually. Investments and earnings grow tax-free. Contributions are not tax-deductible but if the investment stays in the Roth IRA for five years or more, qualified withdrawals are distributed tax-free (and free of penalty in most cases). There are no requirements to begin distributions at age 70 1/2. Penalty-free withdrawals can be made to help pay for first home purchases.

    EDUCATION IRA -- Effective for the 1998 tax year any individual of any age may contribute, subject to the same income ranges as the Roth IRA, to an Education IRA for a child. Contributions of up to $500 annually can be made for secondary education expenses for a child beneficiary under age 18. Contributions are not deductible, but investments grow tax-free and are not taxed when withdrawn for higher education expenses, including tuition, room and board, books, and supplies. Withdrawals must be made by age 30 or the investment will be taxed to the child and will be subject to a 10% penalty. Unused account balances may be transferred to another family member's Education IRA.

ACCOUNT MANAGEMENT

17. WHAT OPTIONS ARE AVAILABLE TO PLAN PARTICIPANTS REGARDING TRANSFERS, SALES AND CERTIFICATE ISSUANCE?

    Once a Plan account is established, a Participant has several other options available to manage the account, including transfers, sales and certificate issuance. These options are detailed below.

    GIFT/TRANSFER OF SHARES
    If a Participant wishes to transfer the ownership of all or part of the Participant's shares held under the Plan to a Plan account for another person, whether by gift, private sale or otherwise, the Participant may effect such transfer by mailing a properly completed Gift/Transfer Form, or an executed stock power, to the Agent. There is no initial investment fee charged to the recipient. Transfers of less than all of the Participant's shares must be made in whole share amounts. Requests for transfer are subject to the same requirements as the transfer of MCN Common Stock certificates, including the requirement of a Medallion Guarantee on the stock power or Gift/Transfer Form. Gift/Transfer Forms and Stock Power Forms are available upon request from the Agent. Share Transfer Forms are also attached to Plan statements and transaction advices.

    Shares so transferred will continue to be held by the Agent under the Plan. An account will be opened in the name of the recipient, if he or she is not already a Participant, and such recipient will automatically be enrolled in the Plan. If the recipient is not already a registered shareholder or a Participant, the account will be enrolled under the full reinvestment option unless the donor specifies differently. The recipient may change the reinvestment election after the gift has been made as described under "Reinvestment of Dividends" above.

    If a transfer involving ALL shares in a Participant's account is received after a record date but before the related dividend payment date, the transfer will be processed when received, and a cash dividend will be paid to the Participant. The Participant may return the dividend check as a voluntary cash payment.

    The recipient will receive a statement showing the deposit of shares. Upon the Participant's request, the Agent will also send, free of charge, an acknowledgment of the gift.

    DIRECT REGISTRATION SYSTEM/BROKER-DEALER ACCOUNTS
    Transfer shares from your brokerage account: Shareholders who own MCN shares that are held by a bank, broker, trustee in street or nominee name ("broker") may participate with some or all of their MCN shares by instructing their broker to have some or all of the shares transferred into the shareholders name in Direct Registration book-entry form. Simply instruct your bank, broker or trustee to reregister your shares through the Direct Registration System and specify book-entry registration.

    Transfer shares to your account at your broker: To electronically transfer all or part of your book-entry shares to your account at your broker, you may establish your broker account number on your Program account. To establish your broker account number, you must complete the "authorization to provide broker/dealer information" form, available upon request from First Chicago Trust (1-800-344-9713) or your broker. Once your broker account number is established, you can then instruct First Chicago Trust to deliver the number of full shares you specify. First Chicago Trust will electronically deliver your shares within 48 hours of receiving and accepting your instructions. The signature(s) on the Authorization should be guaranteed by the broker/dealer with a Medallion Guarantee.

    CERTIFICATE ISSUANCE
    No certificates will be issued to a Participant for shares purchased through the Plan unless he or she so requests the Agent in writing or by phone. This provides protection against loss, theft or inadvertent destruction of stock certificates and facilitates the ownership of fractional shares by Participants. At any time, a Participant may request the Agent to send the Participant's certificates for any full shares credited to the Participant's Plan account. Certificates for fractional shares will not be issued under any circumstances.

SALE OF SHARES

18. HOW DOES A PARTICIPANT SELL SHARES?

    Participants may request the Agent to sell any number of whole shares held in their Plan accounts by completing the information on the bottom portion of their statement or by giving detailed written instructions to the Agent. Alternatively, the Participant may call 1-800-935-9330. This is an automated phone response system established by the Agent. The Agent will initiate the sale as soon as practicable after receiving the notification. Sales will be made for the Participant's account on the open market through a securities broker designated by the Agent. The Participant will receive the proceeds, less an applicable service fee and brokerage commissions of $10 and approximately 12 cents per share, respectively. Proceeds of shares sold through the Plan will be paid to the Participant by check.

    If instructions for the sale of ALL shares are received on or after an ex-dividend date, as set by the NYSE, but before the related dividend payment date, the sale will be processed as described above and a separate check for the dividend will be mailed following the dividend payment date. A request to sell all shares held in a Participant's account will be treated as a withdrawal from the Plan. See "Closing a Plan Account" below.

CERTIFICATES FOR SHARES

19. ARE CERTIFICATES ISSUED FOR THE SHARES PURCHASED UNDER THE PLAN?

    Shares purchased and held under the Plan will be held in safekeeping by the Agent in the Participant's name or the name of the Agent's nominee. The number of shares (including fractional shares) upon which dividends are reinvested and held for each Participant will be shown on each quarterly statement of account. Participants may obtain a new certificate for all or some of the whole shares of MCN Common Stock held in their Plan accounts by completing the information on the bottom portion of their statement or upon telephone (1-800-344-9713) or written request to the Agent. Any remaining whole or fractional shares will continue to be held by the Agent. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment on those shares (see "Reinvestment of Dividends" above). When issued, certificates for shares will be registered in the name in which the Plan account is maintained. Certificates for fractional shares will not be issued under any circumstances.

    Except as described in "Gift/Transfer of Shares" above, shares of MCN Common Stock held by the Agent for a Participant's Plan account may not be pledged or assigned. A Participant who wishes to pledge or assign any such shares must request that a certificate for such shares be issued in the Participant's name.

SHARE SAFEKEEPING

20. CAN A PARTICIPANT DEPOSIT SHARES WITH THE AGENT FOR SAFEKEEPING?

    At the time of enrollment in the Plan, or at any later time, Participants may use the Plan's share safekeeping service to deposit any MCN Common Stock certificates in their possession with the Agent. Shares deposited will be transferred into the name of the Agent or its nominee and credited to the Participant's account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. If a certificate issuance is later requested, a new, differently numbered certificate will be issued.

    By using the Plan's share safekeeping service, Participants no longer bear the risk associated with loss, theft or destruction of MCN Common Stock certificates. Also, because shares deposited with the Agent are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner (see "Closing a Plan Account" below and "Sale of Shares" and "Gift/Transfer of Shares" above). There is no charge for this custodial service.

    Participants who wish to deposit their MCN Common Stock certificates with the Agent must mail their request and their certificates to the Agent. THE CERTIFICATES SHOULD NOT BE ENDORSED. To insure against loss resulting from mailing certificates, the Agent will provide mail insurance free of charge. To be eligible for certificate mailing insurance, an individual investor must observe the following four guidelines: 1) Certificates must be mailed in brown, pre-addressed return envelopes supplied by the Agent; 2) Certificates mailed to the Agent will be insured for up to $25,000 current market value provided they are mailed FIRST CLASS; 3) Participants should contact the Agent for information about sending certificates having a current market value in excess of $25,000; and 4) Individual investors must notify the Agent of any lost certificate claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, an individual investor must be a Participant in the Plan or current holder of record of shares of MCN Common Stock. In the latter case, the claimant must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and coverage is available only when the certificate(s) are sent to the Agent in accordance with the guidelines described above.

    Insurance covers the replacement of shares of MCN Common Stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the individual mails the certificates until such time as replacement can be effected.

    If the Participant does not use the brown pre-addressed envelope provided by the Agent, certificates mailed should be insured for possible mail loss for 2% of the market value (minimum of $20); this represents the Participant's replacement cost if the certificates are lost in transit to the Agent.

CLOSING A PLAN ACCOUNT

21. WHEN MAY A PARTICIPANT CEASE DIVIDEND REINVESTMENT TO HIS OR HER PLAN
    ACCOUNT?

    Participation in the Program may be discontinued by you at any time by notifying First Chicago Trust. In addition, at any time, First Chicago Trust may, for any reason in its sole discretion, discontinue your participation in the Program immediately upon mailing a notice of termination to you at your address of record on MCN's books as maintained by First Chicago Trust. Upon issuing a notice of termination, First Chicago Trust will promptly refund cash contributions held pending investment. First Chicago Trust will continue to hold your shares in book-entry form unless you request a certificate for any full share(s) and a check for any fractional share. You may also request the sale of all or part of any such shares upon request to First Chicago Trust. First Chicago Trust will send you a check for the proceeds of the sale less applicable service fees and brokerage commission.

    If notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate check for the dividend will be mailed following the dividend payment date.

    If a Participant disposes of all certificated shares of MCN Common Stock, the dividends on the shares credited to the Participant's Plan account, which are registered in the name of the Agent's nominee, will continue to be distributed as elected on the Enrollment Authorization Form until the Agent is notified that the Participant wishes to withdraw from the Plan.

REPORTS TO PARTICIPANTS

22. HOW OFTEN WILL PARTICIPANTS BE ADVISED OF THEIR ACCOUNT ACTIVITY IN THE
    PLAN?

    Transaction advices are mailed to Participants after voluntary cash payments. Participants with 100 shares or more will receive a quarterly statement showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred or withdrawn, total shares accumulated and other year-to-date information. The quarterly statement will indicate the shares held by the Agent for the Participant and other shares registered in the Participant's name upon which dividends are reinvested. Participants with less than 100 shares will receive an annual statement only. EACH PARTICIPANT IS RESPONSIBLE FOR RETAINING THESE STATEMENTS IN ORDER TO ESTABLISH THE COST BASIS OF SHARES PURCHASED UNDER THE PLAN FOR TAX PURPOSES. Duplicate statements for OPEN accounts will be available from the Agent. However, charges may be assessed for statements for closed accounts.

23. WHAT OTHER COMMUNICATIONS WILL A PARTICIPANT RECEIVE?

    Each Participant will be sent the same communications sent to all other registered holders of shares of MCN Common Stock, including the Company's annual report to shareholders, and a notice of the annual meeting and accompanying proxy statement. In addition, each Participant will receive an Internal Revenue Service information return for reporting dividend income received and/or shares sold, if so required.

    All notices, statements and reports from the Agent to a Participant will be addressed to the Participant at the latest address of record with the Agent. Therefore, Participants must promptly notify the Agent of any change of address. Failure to do so may result in escheatment of the account to the state of the last known address of the Participant, in accordance with applicable state laws.

FEDERAL INCOME TAX INFORMATION

24. WHAT TAX CONSEQUENCES CAN BE ANTICIPATED BY PARTICIPANTS IN THE PLAN?

    The Company believes the following is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, Participants in the Plan are advised to consult their own tax advisor with respect to the tax consequences (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situation.

     TAXABLE INCOME AND TAX BASIS

    Reinvested Dividends. In the case of reinvested dividends, when the Agent acquires shares for a Participant's account directly from the Company, the Participant must include in gross income a dividend equal to the number of shares purchased with the Participant's reinvested dividends multiplied by the fair market value of MCN Common Stock on the relevant dividend payment date. The fair market value is based on 100% of the average of the high and low market prices on the Dividend Payment Reinvestment Date. The Participant's tax basis in those shares will also equal the fair market value of the shares on the relevant Dividend Payment Reinvestment Date.

    Alternatively, when the Agent purchases MCN Common Stock for a Participant's account on the open market with reinvested dividends, a Participant must include in gross income an amount equal to the cash dividends reinvested plus that portion of any brokerage commissions paid by the Company which are attributable to the purchase of the Participant's shares. The Participant's tax basis in Plan shares will be equal to the purchase price plus allocable brokerage commissions.

    Voluntary Cash Payments. In the case of the shares purchased on the open market with voluntary cash payments, shareholders will be in receipt of a dividend to be included in gross income to the extent of any brokerage commissions paid by the Company. The Participant's tax basis in the shares acquired with voluntary cash payments will be the cost of the shares to the Agent plus an allocable share of any brokerage commissions paid by the Company. The initial investment fee may be deductible by Participants who itemize deductions, subject to limitations provided under the Internal Revenue Code.

    The above rules are based on an Internal Revenue Service (IRS) ruling the Company obtained with respect to the Plan. These rules may not be applicable to certain Participants in the Plan, such as tax-exempt entities (e.g., IRA accounts and pension funds) and foreign shareholders. These particular Participants should consult their own tax advisors concerning the tax consequences applicable to their situation.

    Gain/Loss Recognition. A Participant will not realize any taxable income when a certificate is received for whole shares credited to the account, either upon request for such certificate or upon withdrawal from or termination of the Plan. However, a gain or loss will be recognized by the Participant when whole shares acquired under the Plan are sold or exchanged -- either by the Agent at the Participant's request when withdrawing from the Plan or by the Participant's own action after withdrawal from or termination of the Plan. The Participant also will recognize gain or loss when receiving a cash payment for a fractional share credited to the account upon withdrawal from or termination of the Plan. The amount of the gain or loss will be the difference between the amount of cash received for the shares or fractional shares and the tax basis of those shares.

25. WHAT TAX REPORTING INFORMATION WILL A PARTICIPANT RECEIVE?

    Each Participant will receive a Form 1099-DIV by January 31 following the close of the Plan year, which provides the amount of dividend income that is reportable to the IRS, including, where applicable, an amount for brokerage commissions paid on the Participant's behalf, and an adjustment to reflect the difference between fair market value price and purchase price with respect to shares purchased from the Company with reinvested dividends.

    A Form 1099-B will be provided by January 31 following the close of the Plan year to Participants who sold shares through the Plan. This form will contain the amount of gross proceeds from the sale and the date of sale.

    A copy of each information return is also furnished to the IRS.

26. WILL FEDERAL INCOME TAX BE WITHHELD FROM DIVIDENDS OR SALES PROCEEDS?

    Federal law requires the Agent to withhold an amount (currently 31%) from the amount of dividends and the proceeds of any sale of shares for a Participant if: (i) that Participant fails to certify to the Agent that the Participant is not subject to backup withholding, (ii) that Participant fails to certify that the taxpayer identification number provided is correct or (iii) the IRS notifies the Company that the Participant is subject to backup withholding. The withheld amounts will be deducted from the amount of dividends and the remaining amount will be reinvested. The withheld amounts also will be deducted from the proceeds of any sale of shares and the remaining amount will be sent to the Participant.

    In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends and the remaining amount of dividends will be reinvested. In the case of those foreign shareholders whose sale proceeds are subject to withholding, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.

EMPLOYEE PARTICIPATION

27. WHAT ARE THE RIGHTS OF EMPLOYEES UNDER THE PLAN?

    Employees have the same rights under the Plan, and are governed by the same terms and limitations, as shareholders of the Company, except that employees may arrange with their employers to make such voluntary cash payments through regular payroll deductions.

28. HOW MAY AN EMPLOYEE ENROLL IN THE PLAN?

    An employee may enroll in the Plan at any time by completing an Employee Enrollment Form and returning it to Payroll Services. Employee Enrollment Forms and withholding authorization forms may be obtained from Payroll Services or by request to the Investor Relations Department at 1-800-548-4655. If an employee elects to make voluntary cash payments directly to the Agent and does not authorize payroll deductions, the Enrollment Form must be returned to First Chicago Trust accompanied by a check or money order for the initial payment.

    Employees who, as record holders of MCN Common Stock, are already participating in the Plan do not need to complete an Employee Enrollment Form; however, they must complete a withholding authorization form if they wish to make voluntary cash payments through payroll deductions. Full reinvestment of dividends on a quarterly Dividend Payment Reinvestment Date is automatic for all employees enrolled in the Plan owning less than 100 shares, unless the employee elects to receive a dividend check. Employees owning less than 100 shares and with dividend reinvestment activity only will not receive quarterly statements but will receive an annual statement of account.

    Any employee who is or becomes a holder of record of MCN Common Stock may obtain from the Agent and execute a shareholder Enrollment Authorization Form in order to provide for the reinvestment of cash dividends on those shares.

29. HOW CAN AN EMPLOYEE-PARTICIPANT PURCHASE MCN COMMON STOCK THROUGH THE PLAN?

    Employees not already in the Plan may enroll by making an initial cash investment of at least $250, or by authorizing a minimum of 10 automatic monthly withdrawals of at least $25 from a predesignated checking, savings or money market account. Employees already in the Plan can make voluntary cash payments as often as weekly of not less than $25 for a single investment up to a maximum of $150,000 per calendar year.

    Also, an employee may authorize payroll deduction for the deduction of a specified dollar amount from the first pay of each month. The minimum deduction is $25 per month. Voluntary cash purchases through payroll deduction will not have a transaction fee or brokerage commission. Once authorized, payroll deductions will continue until changed or terminated by the employee. An employee may change the amount of a payroll deduction or terminate payroll deductions by giving written notice to the employee's Payroll Services department. Employees should allow at least 15 days' processing time prior to the end of the pay period in which the deduction is made for any change or termination to become effective. Employees may terminate payroll deductions without withdrawing from the Plan and continue to invest by making voluntary cash payments directly to the Agent.

    In any case, an initial investment fee of $10 will be deducted for employees new to the Plan.

30. HOW CAN AN EMPLOYEE-PARTICIPANT WITHDRAW FROM THE PLAN?

    In order to withdraw from the Plan, Employee-Participants must notify the Agent by telephone or in writing of their intent to withdraw, and those employees making voluntary cash payments through payroll deductions must also notify their Payroll Services department of such intent to withdraw.

    If an Employee-Participant ceases to be employed by MCN Energy Group Inc. or its affiliates, the Agent will continue dividend distribution as elected for the account on the shares credited to the Participant's Plan account until the Participant withdraws from the Plan. Participation in the Plan may continue as long as there are shares credited to the Participant's Plan account or registered in the Participant's name.

OTHER INFORMATION

31. WHAT HAPPENS IF MCN ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

    Any stock dividends or split shares of MCN Common Stock distributed by the Company on shares held by the Agent for a Participant's Plan account or held by the Participants in the form of stock certificates will be added to the Participant's account.

    In the event of a rights offering, a Participant will receive rights based upon the total number of whole shares owned, that is, the total number of shares registered in the Participant's name and the total number of whole shares held in the Participant's Plan account.

32. HOW WILL A PARTICIPANT'S SHARES BE VOTED AT SHAREHOLDERS' MEETINGS?

    For each meeting of shareholders, a Participant will receive a proxy for the total number of whole shares held -- both the shares registered in the Participant's name directly and those credited to the Participant's Plan account. Fractions of shares will not be voted. If the proxy is not returned, or if it is returned unsigned, none of the shares will be voted unless the Participant votes in person.

33. WHAT ARE THE RESPONSIBILITIES OF MCN AND THE AGENT UNDER THE PLAN?

    Neither the Company nor the Agent (nor any of their respective agents, representatives, employees, officers, directors or subcontractors) will be liable in administering the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate a Participant's account upon such Participant's death, or with respect to the prices or times at which shares are purchased or sold for

    Participants. The foregoing does not represent a waiver of any rights a Participant may have under applicable securities laws.

    NEITHER THE COMPANY NOR THE AGENT CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES PURCHASED UNDER THE PLAN.

34. CAN THE PLAN BE CHANGED OR DISCONTINUED?

    The Company reserves the right to modify the Plan (consistent with any applicable shareholder resolutions and subject to any requisite authorization or approval by regulatory agencies having jurisdiction), or to suspend or terminate the Plan, at any time. All Participants will be sent notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. The Company also reserves the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. The Agent reserves the right to resign at any time upon reasonable written notice to the Company.

                             PRICE OF COMMON STOCK

The last reported sales price of MCN Common Stock on January 26, 1998, as reported on the New York Stock Exchange (Consolidated Tape Transactions) was $37.00 per share.

                                USE OF PROCEEDS

MCN will receive proceeds from the sale of MCN Common Stock purchased by the Plan from MCN. The proceeds from the sale of MCN Common Stock offered pursuant to the Plan will be used for general corporate purposes. MCN has no basis for estimating either the number of MCN Common Stock that will be sold pursuant to the Plan or the prices at which such MCN Common Stock will be sold. MCN will not receive any proceeds from purchases of MCN Common Stock by the Plan in the open market.

                              PLAN OF DISTRIBUTION

Unless otherwise authorized or directed by the officers of MCN, the Agent may make purchases of MCN Common Stock on any securities exchange where MCN Common Stock is traded, in the over-the-counter market or in negotiated transactions.

                             VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for MCN by Daniel L. Schiffer, Esq., Senior Vice President, General Counsel and Secretary of MCN Energy Group Inc. Mr. Schiffer is a full-time employee and officer of MCN and owns 33,255 shares of MCN Common Stock as of December 31, 1997.

                                    EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

MCN's Annual Report on Form 10-K for the year ended December 31, 1996, includes various oil and gas reserve information summarized from reports prepared by the independent petroleum consultants Ryder Scott Company; Miller and Lents, Ltd.; Lee Keeling & Associates, Inc.; S. A. Holditch & Associates, Inc.; Questa Engineering Corporation and Advanced Resources International, Inc. This reserve information and related schedules have been incorporated herein by reference in reliance upon such reports given upon the authority of said firms as experts in oil and gas reserve estimation.

                     FOR ASSISTANCE CONCERNING THE PLAN ...

CORRESPONDENCE CONCERNING THE PLAN:

     First Chicago Trust Company of New York
     MCN Energy Group Inc. Direct Stock Purchase and Dividend Reinvestment Plan
     P. O. Box 2521
     Jersey City, New Jersey 07303-2521

VOLUNTARY CASH INVESTMENTS of checks or money orders should be mailed to:

     First Chicago Trust Company of New York
     Dividend Reinvestment Plans
     P. O. Box 13531
     Newark, New Jersey 07188-0001

Indicate MCN Energy Group Inc. and account number if applicable, in all correspondence.

TELEPHONE:

  First Chicago Trust Company of New York: 1-800-344-9713. An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 8:30 a.m. to 7:00 p.m. Eastern time each business day.

  Non-shareholder requests for information about the Plan: 1-800-955-4793, 24 hours a day.

  Sale of Plan shares and issuance of stock certificates: 1-800-935-9330. This is an automated phone system available from 8:00 a.m. to 10:00 p.m. Eastern time on business days and 8:00 a.m. to 10:00 p.m. Eastern time on Saturdays and most holidays.

TDD: 1-201-222-4955 Telecommunications Device for the hearing impaired.

FOREIGN LANGUAGE TRANSLATION SERVICE for more than 140 foreign languages is available.

INTERNET: Messages forwarded on the Internet will be responded to within one business day. The First Chicago Trust Internet address is "HTTP://WWW.FCTC.COM". The Company's Internet address is "HTTP://WWW.MCNENERGY.COM".

E-MAIL: First Chicago Trust's E-mail address is "FCTC.MCN@EM.FCNBD.COM".

IF YOU WISH TO CONTACT THE COMPANY DIRECTLY, YOU MAY WRITE TO:

     MCN Energy Group Inc.
     Investor Relations Department
     500 Griswold Street
     Detroit, Michigan 48226
     1-800-548-4655

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                               TABLE OF CONTENTS

                                                    PAGE
                                                    ----
Available Information.............................    2
Incorporation of Certain Documents by Reference...    2
The Company.......................................    3
Forward-Looking Statements........................    4
Description of the Plan...........................    5
  Purpose and Benefits............................    5
  Administration..................................    7
  Participation...................................    8
  Enrollment Procedures...........................    8
  Reinvestment of Dividends.......................    9
  Initial Investments and Voluntary Cash
    Payments......................................   11
  Investment Dates for Initial Investments and
    Voluntary Cash Payments.......................   11
  Payment Methods.................................   11
  Purchase Price..................................   12
  Cost to Participants............................   13
  Individual Retirement Account...................   13
  Account Management..............................   14
  Sale of Shares..................................   16
  Certificates for Shares.........................   16
  Share Safekeeping...............................   17
  Closing a Plan Account..........................   18
  Reports to Participants.........................   19
  Federal Income Tax Information..................   19
  Employee Participation..........................   21
Other Information.................................   23
Price of Common Stock.............................   24
Use of Proceeds...................................   24
Plan of Distribution..............................   24
Validity of Securities............................   25
Experts...........................................   25

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NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MCN OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                     THIS PROSPECTUS SHOULD BE RETAINED FOR
                               FUTURE REFERENCE.
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MCN ENERGY GROUP INC. LOGO

DIRECT STOCK PURCHASE
AND DIVIDEND
REINVESTMENT PLAN

                           PROSPECTUS ENCLOSED WITHIN

                                FEBRUARY 9, 1998

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